Exhibit 10.1

MODIFICATION AND EXTENSION

OF

CONSULTING AGREEMENT

Southwest Casino Corporation, a Nevada corporation (“Southwest”), and Operadora Dominicana Macao, S.A., a corporation organized and existing under the laws of the Dominican Republic (“PR”), enter into this Modification and Extension of Consulting Agreement (“Agreement”) effective June 25, 2008 (the “Effective Date”).  This Agreement extends and modifies the prior Consulting Agreement between Southwest and PR that was effective September 20, 2007 (the “Original Agreement”).  This Agreement amends and restates the Original Agreement in its entirety.

BACKGROUND

A.                                    PURPOSE.  This Agreement states the terms and conditions under which PR and Southwest agree to extend and modify the existing consulting relationship between Palace Resorts and Southwest, under which Southwest is providing Palace Resorts consulting services related to a gaming operation (the “Casino”) owned and operated by PR in Punta Cana in the Dominican Republic.

B.                                    GOAL AND OBJECTIVE.  The goals and objectives of this Agreement are to extend the period during which Southwest will provide consulting services resulting in the successful opening of  the Casino and to state the terms and conditions under which Southwest will provide consulting/management services to PR after the opening of the Casino. Southwest’s consulting expertise will specifically include, but is not limited to, providing PR with advice regarding pre-opening development of the Casino, pre-opening marketing, staffing advice, advice regarding the Casino floor layout, and providing advice with respect to the number and type of gaming equipment for the Casino and ensuring that all gaming equipment, including slot machines, are ordered, installed, and operational during the first quarter of 2009.  It is acknowledged by the parties that it is PR’s responsibility to specifically approve all plans and provide all funds for the development of the Casino and purchase of the aforementioned gaming equipment.  Upon opening, Southwest will then manage and consult with PR regarding all operations of the Casino and endeavor to develop and expand PR’s gaming market in Punta Cana while running an efficient gaming operation, subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by Southwest and PR, the parties hereby agree as follows:

AGREEMENT

1.              CONSULTING AND MANAGEMENT SERVICES.  PR engages Southwest to provide consulting and management services to PR in connection with the Casino, and Southwest agrees to provide such consulting and management services to PR in connection with the Casino, on the terms and conditions stated in this Agreement.  Southwest’s advise given to PR during the term of this Agreement will be revised from time-to-time, as necessary, based on changes in law, circumstances, and prevailing industry standards.

2.              TERM.  The term of this Agreement begins on the Effective Date and extends until the fifth anniversary of the first day of the first full calendar month during which the Casino is open to the public (the “Casino Opening Date”), unless otherwise terminated earlier under Section 14 of this Agreement.  PR and Southwest agree to enter into discussions at least 180 days before the end of the initial term regarding the possible extension of their management relationship after the initial term.

3.              TIME SCHEDULE.  Beginning thirty (30) days after the Effective Date of this Agreement (or sooner if requested by PR) and continuing on a monthly basis thereafter, Southwest and PR will meet and discuss the progress of this engagement and the time deadlines for the development of the Casino and the proposed Casino Opening Date.  At such times the parties will agree to any additional or modified deadlines, and modifications hereto to the extent necessary.

4.              PRE-OPENING CONSULTING SERVICES.

4.1                               Development.  Southwest will assist in the development of, and review plans for, and assist in the implementation of any capital improvement plans for the Casino, including facility design or modifications, equipment selection and purchasing, negotiations with vendors, ordering, set-up and testing of the gaming equipment.  This review will include a cost/benefit analysis or other appropriate method of analyzing the economic effects of all capital improvements.  Copies of any such analysis will be provided to PR promptly.  PR will cause the Casino space to be constructed and all capital improvements, other than installation of gaming equipment, to be completed no later than thirty (30) days before the planned opening date so that Southwest has adequate time to equip the Casino, interview, hire and train Casino personal, in order to permit Casino operations to begin during the first quarter of 2009.

4.2                               Accounting, Internal Controls, Licensing and Procedures.

4.2.A                   Southwest will advise PR regarding the establishment and implementation of accounting and other internal control systems and operations, employee and compliance manuals, and review and provide input to PR regarding the operation of the accounting and internal control systems and the adequacy of the operations, employee and compliance manuals established for the Casino.  Southwest’s review will include working with PR to determine all applicable legal requirements in the Dominican Republic and any other applicable jurisdictional, governmental or quasi-governmental body having regulatory authority over the Casino and its operations and personnel, and licensing with respect thereto, and the implementation of adequate procedures and practices to maintain compliance by the Casino.  In addition, Southwest will provide PR with advice and assistance during the licensing phase of the opening process, to enable PR to commence operation in accordance with the timetable set forth herein, in full compliance with all applicable licensing requirements.

4.2.B                   Southwest will immediately and continuously throughout the term hereof provide advice with respect to the preparation and review of all financial projections and pre-opening and post-opening operating budgets to ensure that PR has reliable and accurate information with which to make its decisions.  Southwest will immediately advise PR of any deficiency in any such budget and provide PR with recommendations for corrections and/or changes thereto.  Such advice will include, without limitation, training of appropriate personnel with respect thereto in order to facilitate the successful operation of the Casino.

4.2.C                   Southwest will analyze and provide PR with written comments regarding any projections and all budgets prepared (or which need to be prepared) for the Casino.  Southwest will assist PR in the development and preparation of an initial annual budget for the Casino. The initial annual budget will be consistent with, to the extent reasonably practicable, gaming industry standards.  The Annual Budget will cover, among other items, the following sections:

(i)                                    Operating Budget:  A budget that states in detail, among other items, anticipated income, expense and reserves on a month-by-month basis, supported by estimates of patronage, sources of income and expense, and similar items, and is tied to the strategic plan, both short term and long term;

(ii)                                Capital Expense Budget:  A budget that covers, among other items, anticipated and proposed capital expenditures for the year, with justification for each capital expenditure, and which is tied to the strategic plan for the Casino, both short term and long term;

(iii)                            Casino Contracts:  A separate schedule, including all anticipated material contracts for the Casino, including the identities of anticipated contracting parties, if known, and a detailed explanation of the purpose for each such contract (which such material contracts will include, without limitation, all material licenses and permits, contracts, agreements, leases and any other undertakings which may be required and/or material to/for the operation of the Casino);

(iv)                               Labor Budget:  A separate schedule enumerating, by job description, all employees (and the number thereof) required to fill all necessary positions on each shift, and the hours and days per week of employment of each such employee; and

(v)                                   Salary/Wage Schedule:  Detailed salary and wage schedules for each position in the Casino including the terms of any proposed fringe benefits and paid time off such as vacations, bonuses, sick leave, etc.  Southwest shall advise PR as to the industry norm regarding all benefits for employees (at each level) employed to work in the Casino.  Southwest will also recommend to PR any incentives for attracting and/or retaining top management.

4.2.D                   Southwest will advise PR on the industry standards for cash and security controls and compliance procedures for the Casino, at all times in accordance with applicable laws and regulations.  In conjunction therewith, Southwest will assist PR in the development, adoption, and implementation of a written system of internal controls and compliance procedures, including granting credit to Casino patrons, procurement and inventory control, and the safekeeping and monitoring of all monies, inventory and other items of value in connection with the Casino’s gaming operations, sales, receipts, prizes, gaming and other activities relating to the operation of the Casino and the implementation of such procedures to be utilized by Casino personnel.  Southwest will also cooperate with PR and its auditors with respect to any control recommendations that PR’s auditors may suggest and which PR has agreed to implement.

4.2.E                     Southwest will assist in the establishment of security procedures to have all gaming materials and receipts secured at all times, including the placement of such funds in the facility safe or vault and otherwise complying with any requirements imposed or recommended by any insurer of PR, the Casino and its property, security, auditing or bonding.  Southwest will also analyze whether any rooms in which a safe or vault is maintained will be equipped with coded-access alarms, television monitors, motion detectors, or such other security systems to maintain adequate 24-hour security, where appropriate.  Southwest shall provide PR with its comprehensive recommendation for the security of the Casino, its assets and its patrons.

4.3                               Human Resources.

4.3.A                   Southwest will review and advise PR regarding staffing needs and necessary training of personnel, and will evaluate each position, consistent with gaming industry standards, to achieve the most efficient staffing for each shift.

4.3.B                   Southwest will advise and assist PR with respect to the development of procedures and forms for interviewing, evaluating, hiring and maintaining Casino employees who meet all testing, background examination and licensing standards as required by all applicable law.

4.3.C                   Southwest will evaluate and advise PR regarding surveillance and security systems and personnel, including the development of procedures, forms and training programs necessary or appropriate for the operation of the Casino.

4.3.D                   Southwest will review, evaluate and make recommendations to PR with regard to personnel policies and procedures, addressing, but not limited to, the following concerns:

(i)	Standards of personal and professional conduct;
(ii)	Employee and management communication guidelines;
(iii)	Customer and guest relations;
(iv)	Development and discipline standards;
(v)	Harassment in the workplace;
(vi)	Employee substance and alcohol abuse;
(vii)	Employee smoking and tobacco product use;
(viii)	Employee attendance;
(ix)	Standards of appearance;
(x)	Grievance and termination review;
(xi)	References and recommendations;
(xii)	Telephone use standards;
(xiii)	Employee assistance;
(xiv)	Outside employment;
(xv)	Found money;
(xvi)	Illegal activities;
(xvii)	Pre- employment and employment drug and illegal substance testing; and
(xviii)	Compliance with the gaming ordinance and regulations.

4.4                               Marketing.

4.4.A                   Southwest will advise PR with respect to, and assist PR in the development and implementation of a pre-opening advertising, public relations and marketing plans for the Casino, including:

(i)                                    Assistance in (A) establishing a Casino marketing department, (B) developing and using a data base marketing system, and (C) gathering, by survey or otherwise, information from customers to evaluate customer experiences at the Casino, including likes and dislikes; and

(ii)                                Advice and employee training programs regarding marketing, promotion and signage for the Casino as a whole.

4.4.B                   Southwest will advise PR regarding the use of newsletters, player’s clubs, mailing lists, tour operators, or other forms of marketing, promotion and advertisement.

4.4.C                   Southwest will provide recommendations for advertising placement and purchasing.  Recommended expenditures for advertising will be in accordance with the industry standards for an operation of comparable size.  Southwest will recommend placement of advertising and a marketing strategy that maximizes market potential for the Casino.

4.4.D                   Southwest will provide recommendations and advice for establishing and maintaining good relationships with the media, together with a protocol for dealing with the media.

4.5                               Advice and training regarding the mix of games offered by the Casino.  Southwest will advise PR regarding all factors to be considered, the weight given to each, and all other relevant information for selecting the types and mixes of gaming to be available in the Casino in order to maximize profits, and the manner in which such mixes should be modified from time to time in order to continue to meet customer demand to ensure the highest return to PR from operation of the Casino.

4.6                               Compliance.  Southwest will review and advise PR regarding all compliance systems and manuals, internal controls, procedures and employee training and implementation of same, to ensure that the Casino is run in compliance with all applicable laws, regulations and licensing requirements.

4.7                               Insurance.  Southwest will advise PR regarding appropriate insurance coverage and minimum coverage levels for all aspects of the Casino operation, in accordance with industry standards.  If requested, by PR, Southwest will provide PR with a list of recommended insurers through which appropriate insurance coverage for the Casino may be obtained.

5.              Management Services after Casino Opens.  Southwest will consult with and advise PR regarding the operation of the Casino after the Casino opens to the public.  Southwest will provide management services to the Casino both in a corporate capacity and through the General Manager of the Casino.  Southwest will not be involved in any way in the management of any other facilities or services of the Punta Cana resort, including without limitation, food and beverage services, hotel, condominiums, and any other amenities or services provided by PR other than the Casino.

5.1                               Southwest’s responsibilities include management and advice regarding, but not limited to, the following:

5.1.A                   Supervising and managing all activities necessary for the conduct of gaming at the Casino.

5.1.B                   Equipping, maintaining and improving the Casino, including management of the mix of games offered by the Casino as described in Section 4.5 of this Agreement.

5.1.C                   In conjunction with PR, establishing the operating days and hours at the Casino.

5.1.D                   Managing, implementing and enforcing the human resources program, policies and practices developed in accordance with Section 4.3 of this Agreement, including hiring, firing, training and promoting employees at the Casino, which includes overseeing the initial hiring, qualifying and training process for Casino employees, all in accordance with practices and procedures approved by PR, in its sole discretion.

5.1.E                     Managing and implementing the marketing and promotion activities developed in accordance with Section 4.4 of this Agreement.

5.1.F                     In conjunction with PR, establishing, maintaining and managing appropriate security personnel, systems and protocols with respect to the Gaming Operations at the Casino, its customers and employees and the handling of monies related to the Gaming Operations at the Casino; provided, however, that at no time shall Southwest’s handling of monies related to the Gaming Operations of the Casino exceed the authority granted pursuant to the policies and procedures prepared by Southwest and agreed to in writing by PR.

5.1.G                   Maintaining all books and records necessary for the Gaming Operations at the Casino.  Notwithstanding the foregoing, Southwest shall provide PR with complete and unfettered access to the books and records of the Casino.

5.1.H                   Implementing and managing the compliance systems developed in accordance with Section 4.6 of this Agreement to comply with laws and regulations that apply to the operation of the Casino.  This will include providing PR with all information necessary for PR to comply with laws and regulations that apply to the operation of the Casino.

5.1.I                        Such other duties agreed upon from time to time by Southwest and PR.

5.2                               General Manager.  Subject at all times to the prior consultation with, and consent and approval of PR, Southwest will appoint and hire, as an employee of Southwest, as the on-site General Manager of the Casino.  The General Manager will have primary authority over the operation of the Casino and all Casino personnel and who will make, or delegate to an appropriate staff member responsibility and authority for making, all day-to-day business decisions required for the operation of the Casino; provided, however, that in no event shall the General Manager delegate any responsibility expressly set forth in the General Manager’s job description, prepared by Southwest and approved in writing by PR, as non-delegable.  The General Manager will have ultimate authority over and responsibility for adequately supervising and monitoring these delegated tasks. The General Manager will be an employee of Southwest.  The salary and costs of benefits provided to the General Manager will be paid by Southwest, except that any bonus paid to the General Manager based on the performance of the Casino (which bonus must be approved by PR) will be paid by the Casino and considered a Casino Operating Expense.

5.3                               Standard of Care.  In the exercise of its management duties hereunder, Southwest and General Manager shall at all times manage and maintain the Casino in a manner utilizing standards and procedures which are comparable to the management of a “first-class” casino similar in quality to existing casinos in the Caribbean, subject to such adjustments as Southwest, in its reasonable, good-faith discretion, deems necessary or appropriate.  Southwest shall establish such standards and procedures in consultation with PR.

6.              EMPLOYEES AND OPERATIONS

6.1                               Personnel.  All employees of the Casino will be PR employees assigned to the Casino under the authority and supervision of the General Manager, who will work in conjunction with Southwest.  Employees of the Casino must not be employees of Southwest.  All responsibility for employment decisions, including, but not limited to, the hiring, firing, promotion, transfer, compensation and discipline of employees will, however, be the sole responsibility of Southwest, who will make these decisions in accordance with the rules, regulations, policies and procedures and prudent employment practices established by Southwest and approved by PR in its sole discretion, for use in the operation of the Casino.

6.2                               Security Clearance and Background Reviews.  Southwest must conduct adequate background reviews, at a minimum, in accordance with industry standards, as may be necessary and appropriate to the position to be filled and the responsibilities of that position at the Casino.  Any background review must be sufficient to meet the requirements of Applicable Law.

6.3                               Limited Appointment of Southwest as Agent of PR.  Southwest is appointed, delegated, retained and authorized to act on behalf of PR as PR’s agent in carrying out solely those duties set forth herein which are necessary to the proper and efficient management and operation of the Casino; provided, however, that Southwest’s actions as agent hereunder shall at all times be in strict compliance with the terms and conditions hereof and the policies and procedures prepared by Southwest and approved in writing by PR.

6.4                               Operation of General Business and Business Affairs.  Southwest will advise and consult with PR regarding the day-to-day operation of the gaming operations and the Casino, including, but not limited to, the advice with respect to the general business and business affairs of PR in connection with the operation, equipping, management and maintenance of the Casino

6.5                               Engage Other Professionals.  Southwest will recommend to PR and with the prior written consent of PR, arrange for the engagement of other advisors and appropriate professionals from time-to-time as reasonably necessary to promote the sound and efficient operation of the Casino.

7.     BUDGETING, ACCOUNTING AND FINANCIAL REPORTING

7.1          Budgeting.  At least ninety (90) days before the start of each fiscal year of the Casino, Southwest will submit to PR a detailed proposed annual budget for the next fiscal year as described in Section 4.2.C.  Southwest will then consult with PR regarding the proposed budget for a period of thirty (30) days immediately following delivery thereof and negotiate with PR during such period any requested revisions to the proposed budget.  Within fifteen (15) days of the termination of such immediately preceding thirty (30) day period, PR will provide Southwest with a written list of all line items included thereon with respect to which the parties have failed to agree and to which PR objects (the “Objection List”).  Southwest and PR will negotiate in good faith to resolve such line items prior to the start of the upcoming fiscal year; provided, however, that PR shall have the ultimate authority to approve such disputed line items listed in the Objection List which have not been resolved between the parties, in a form, satisfactory to PR.  Such approval must be at least ten (10) days prior to the start of the next fiscal year (this approved budget is referred to as the “Annual Budget” in this Agreement).  In the event the parties are still negotiating any disputed items on the Objection List at the time of the start of the fiscal year, to the extent such disputed items were on the prior year’s budget, until resolved, such disputed item shall be included in the Annual Budget using the prior fiscal year’s amounts until a resolution of such disputed item has been made.  Southwest may submit revised budgets to PR during the fiscal year if necessary to reflect significant unexpected events or changes or unanticipated revenue or expenses.  Upon approval by PR, a revised budget will become the Annual Budget.

7.2          Emergency Expenses.  Whenever, by reason of circumstances beyond the reasonable control of the parties, emergency expenditures are required to be made to ensure that the operations of the Casino are maintained, or to protect life, person or property, Southwest shall immediately notify PR, or vice versa, of such emergency and the parties will immediately negotiate in good faith any necessary modification to the Annual Budget to enable the parties to undertake to correct the emergency.

7.3          Accounting.  Southwest will assist in the creation and maintenance of, and provide oversight to, the accounting systems and procedures described in Section 4.2. that must, at a minimum:  (a) include an adequate system of internal accounting controls; (b) permit the preparation of financial statements in accordance with GAAP; (c) be susceptible to audit; and (d) permit PR and Southwest to accurately calculate Southwest’s compensation.

7.4          Financial Records and Statements.  Southwest will cause the Casino to maintain full and accurate books and records pertaining to the operation of the Casino.  PR and its authorized representatives shall have full and unfettered access to the Casino’s books and records.  The Casino’s books will be kept in compliance with GAAP and the requirements of any other applicable laws or regulations.  Southwest will cause the Casino’s in-house accounting/bookkeeping staff to prepare and provide to PR and Southwest a weekly revenue flash report and comparative monthly, quarterly and annual financial statements showing all sales, revenue, other income and all other amounts collected and received, and all expenses, deductions and disbursements made therefrom in connection with the operation of the Casino and in conformance with the Budget and appropriate accounting standards followed by the Casino.  PR will engage Ernst & Young, or such other accounting firm reasonably acceptable to Southwest, to perform an annual audit of the annual financial statements and of the Casino revenue and of all major contracts for supplies, services or concessions reflected in the Casino Operating Expenses.  The annual audited financial statements must be delivered to Southwest and PR as soon as available, but in no event more than ninety (90) days after the end of each fiscal year of the Casino.

8.     EXPERIENCE, SUITABILITY, AND AUTHORITY

8.1          Experience.  Southwest represents and warrants to PR that Southwest has the experience and ability to successfully open and the experience of successfully operating, a gaming enterprise substantially equivalent to the projected size and revenue of the Casino.

8.2          Suitability of Southwest.  Southwest represents and warrants that each of Southwest and every officer, director, employee or agent of Southwest, is of good repute and moral character, and none of them (i) has been denied a gaming license by any gaming licensing jurisdiction, (ii) currently has a gaming license which has been suspended by any gaming licensing jurisdiction, (iii) has had a gaming license revoked by any gaming licensing jurisdiction, or (iv) is employed in any part-time or full-time employment with a government or private employer in any capacity that would create a conflict of interest between Southwest’s employment and the interests and objectives of PR.  No officer, director, employee, agent or shareholder of Southwest has been arrested, indicted for, convicted of, or pleaded nolo contendere to any felony or any gaming offense, nor has any such person had any association with individuals or entities connected with organized crime, nor is any such person or entity a person or entity whose prior activities, criminal record, if any, or reputation, habits and associations pose a threat to the public interest or the effective regulation of gaming, or who would create or enhance the dangers of unsuitable, unfair or illegal practices, methods and activities in the conduct of gaming, or the carrying on of the business and financial arrangements incidental thereto.

8.3          Background Investigation.  Upon execution of this Agreement, each of Southwest and PR will have a period of thirty (30) days in which to complete any background or other suitability investigation into the other party that Southwest or PR deems necessary.  Each of Southwest and PR agrees to provide promptly to the other any information reasonably requested by the other in connection with their respective background investigations.  If either Southwest or PR concludes, each in its sole discretion, that it is unable or unwilling to work with the other as a result of any background investigation they choose to pursue, this Agreement will terminate immediately upon written notice to the other party and be of no further force or effect and no compensation will be due nor will any liability arise to or from Southwest and PR.

8.4          Authority.  Southwest and PR have all required corporate power and authority to enter into and perform its respective obligations in accordance with this Agreement.  The undersigned representatives of Southwest and PR have full power and authority to enter into this Agreement and to bind Southwest and PR, respectively, to the terms and conditions hereof.

8.5          Insurance.  Southwest currently has in place the insurance coverage listed on Schedule 8.5 hereto, which such schedule contains the name of the insurer, a description of the coverage, the coverage limitations and the maximum amount per claim and in the aggregate under each such policy.  Southwest warrants that such insurance coverage will cover all potential liabilities of Southwest arising hereunder.  Southwest covenants and agrees that at all times hereunder it will maintain the insurance policies set forth on Schedule 8.5, on terms and conditions at least as favorable as those described thereon, unless PR shall require a change in any of the terms or conditions thereof in light of the facts and circumstances at such time, upon thirty (30) days notice to Southwest.  PR shall be named an additional insured on each such policy and each policy shall contain a provision whereby the insurer shall be required to provide PR with prior written notice of any default hereunder, which PR in its sole discretion may cure, and thirty (30) days prior written notice of the termination of any such policy.  Any amounts paid by PR hereunder shall reduce amounts payable to Southwest under this Agreement, unless paid by Southwest to PR within five (5) days of payment by PR.  Upon delivery to PR of copies of all of the insurance policies for the coverage listed on Exhibit 8.5 and proof of insurance containing the terms and conditions contained herein, with PR named as an additional insured, PR shall have fourteen business days (14) to review such information and if deemed inadequate by PR, in its sole discretion, to terminate this Agreement by notice to Southwest.

9.     COMPLIANCE WITH LAWS.  Southwest agrees and covenants that it complies and will continue to comply with all applicable laws pertaining to its status as a gaming consultant, and when applicable, manager of gaming operations, including all applicable licensing requirements.  All advice provided by Southwest to PR will at all times, if followed by PR, be in full compliance with applicable law.

10.  COMPENSATION OF SOUTHWEST.  In consideration for the services performed by Southwest under this Agreement, PR will pay to Southwest the following:

10.1        Pre-opening Services.  For consulting, advisory and training services provided by Southwest to PR prior to the Casino Opening Date, PR agrees to pay a consulting fee to Southwest equal to $50,000 per month for each full or partial calendar month before the Casino Opening Date.  PR will make successive $50,000 payments to Southwest on the 1st day of each month.

10.2        Management Services.  For continuing consulting, advisory and management services provided to PR with respect to the Casino after the Casino Opening Date, beginning the first full calendar month of Casino operations, Southwest will be paid a monthly fee equal to five percent (5%) of Net Casino Revenues (as defined below), but not less than $100,000 per month.  To the extent five percent (5%) of Net Casino Revenues is less than $100,000 in any month, such deficiency amount will be debited to a deficit account established on the Casino’s books and records.  In any month that five percent (5%) of Net Casino Revenues exceeds $100,000, the management fee will be reduced to $100,000 and the excess credited to the deficit account.  At year end PR will pay Southwest the $100,000 of Net Casino Revenues as the final monthly management fee for the then fiscal year.  Following the audit of the Casino in accordance with Section 7.4 herein, including the deficit account so established, and within sixty (60) days of delivery of the audited financials of the Casino, the positive balance, if any, in the fee deficit account will be paid to Southwest as the final payment for the prior fiscal year.

10.2.A    Net Casino Revenues means the Gross Gaming Revenues of the Casino less (a) amounts paid out as, or paid for, prizes and (b) operating expenses of the Casino as described below (“Casino Operating Expenses”).  For purposes hereof, “Gross Gaming Revenues” shall mean (y) in the case of machines, drop from the machines less jackpots and fills and, (z) in the case of table games, drop less fills.

10.2.B    Net Casino Revenues will include an amount equal to eight percent (8%) of the face value of any free play on slot machines and similar games, and eighteen percent (18%) of the face value of any free play on table games given to resort guests by PR.  These percentages will be adjusted annually throughout the term of this Agreement to equal the actual % of hold to drop for machine play and table games at the Casino.

10.2.C    Casino Operating Expenses means the following direct costs of operation of the Casino incurred during the applicable fiscal period:

(i)            Wages, salaries, training and benefit expenses for employees of the Casino (including all expenses related to background checks and licensing of Casino employees and any bonus paid to General Manager, if any);

(ii)           Materials and supplies used in the Casino post Casino Opening Date;

(iii)         All operational maintenance expenses of the Casino and its gaming equipment, post Casino Opening Date;

(iv)          Any costs incurred in connection with the licensing and regulation of the Casino’s gaming operations;

(v)            All costs of Casino-specific marketing programs;

(vi)          Actual cost of all promotional goods provided to Casino patrons by the Casino;

(vii)         Actual costs of travel provided to Casino patrons by the Casino; and

(viii)        Taxes and other fees imposed by the licensing authority of the Casino.

10.2.D    Casino Operating Expenses also include the following indirect or shared operating expenses of the Casino:

(i)            Costs of lodging at the Moon Palace Resort provided by the Casino to Casino patrons.  Lodging costs will be charged to the Casino at the rate of $100/person/night double occupancy, or $150/person/night single occupancy, during the fiscal year 2009.  Thereafter, PR shall be permitted to make reasonable adjustments to such rates on an annual basis by delivery of the new rate schedule to be used hereunder to Southwest.  These rates include lodging and all other “all-inclusive” amenities provided without additional charge to resort guests generally.  Southwest covenants and agrees that such rates may not be disclosed by Southwest or its Representatives to anyone, and will be subject to the confidentiality provisions contained in Section 13.

(ii)           Costs of any other resort amenities (i.e. golf, spa services) provided to Casino patrons by the Casino that are not included in the resort’s all-inclusive rates will be charged to the Casino at the actual cost to the resort of providing such amenities.

(iii)         A portion of any expenses for marketing efforts coordinated between the Casino and the resort generally.  PR and Southwest will agree upon the appropriate portion of the expenses to be charged to the Casino on a case-by-case basis.  In no event shall the shared marketing expense be included in 10.2C above.

10.2.E     Casino Operating Expenses do not include, and no deduction will be made when determining Net Casino Revenues for the following charges or expenses:

(i)	The management fee (or any part thereof) paid to Southwest under this Agreement.

(ii)	Any charge in the nature of overhead for the resort generally.

(iii)	Any charge in the nature of rent or utility expenses.

(iv)	Any charge in the nature of interest expense.

(v)	Any charge in the nature of depreciation or amortization.

10.3        Reimbursement of Pre-Opening Costs.  PR will reimburse or pay directly any and all reasonably documented pre-approved costs incurred by Southwest in fulfilling Southwest’s responsibilities under this Agreement approved in accordance with the terms of this Agreement (the “Pre-Opening Expenses”); provided, however, that such costs will not include: its employees salaries or related benefit costs, taxes on income earned hereunder, licensing fees incurred by Southwest as a result of its doing business in the Dominican Republic, and any other similar general business or overhead expenses incurred by Southwest as a result of its entering into this Agreement.  Pre-Opening Expenses will include the pre-approved costs of architects, interior designers, information technology, surveillance, lighting and other consultants and advisers retained to assist in the initial design of the Casino, as well as other pre-approved, pre-opening costs incurred in connection with the development of the Casino.  Pre-Opening Expense also includes any pre-opening marketing and pre-opening labor costs, including wages paid to PR employees in training, to the extent not paid directly by PR.  Southwest will submit its Pre-Opening Expenses to PR for reimbursement in accordance with the procedures communicated to Southwest by PR from time to time.  Southwest must receive approval from PR before incurring any single Pre-Opening Expense not included in a PR approved budget.  If Southwest incurs any single Pre-Opening Expense before receiving written approval from PR, PR may, but is not obligated to, reimburse such expense.  For purposes of this Agreement, the following expenses that may be incurred by Southwest will not be Pre-Opening Expenses and will be paid by Southwest and will not be reimbursed (in whole or in part as described below) by PR:

10.3.A    Pre-opening Travel Expenses.  Before the Casino Opening Date, PR will reimburse to Southwest fifty percent (50%) of all expenses incurred by Southwest for travel, food and lodging for Southwest personnel providing Consulting Services under this Agreement.  Total travel expenses reimbursed by PR before the Casino Opening Date cannot exceed $50,000 plus $5,000 for each month after August 2008 that Southwest provides pre-opening consulting services, without the express written consent of PR to such additional travel expenses.

10.3.B    Market Study.  Southwest paid all expenses incurred in connection with the completion of an independent third party market study for the Casino prepared by Gaming Market Advisors.

10.4               Reimbursement of Management Costs.  The Casino will reimburse or pay directly any and all pre-approved reasonable costs incurred by Southwest in fulfilling Southwest’s responsibilities under this Agreement after the Casino Opening Date (the “Continuing Expenses”).  Except as stated below, Continuing Expenses will include all pre-approved costs that may be incurred by Southwest in connection with the operation of the Casino, including marketing expenses and labor costs, which include wages paid to PR employees in training, to the extent not paid directly by PR, as well as all expenses incurred by Southwest for travel, food and lodging for Southwest personnel providing Services under this Agreement after the Casino Opening Date.  Southwest will submit its Continuing Expenses to the Casino for reimbursement in accordance with the standard expense approval procedures established for the Casino.  Southwest must receive approval from PR before incurring any single Continuing Expense item that is not included in the Annual Budget of the Casino.  If Southwest incurs any single Continuing Expense item that is not included in the Annual Budget before receiving approval from PR, PR may, but is not obligated to, reimburse such expense.

10.5               Operational Consultants and Advisors.  The fees and expenses of any consultants and professional advisors engaged by PR or engaged by Southwest with the approval of PR will be paid by the Casino.

10.6               Expenses Approvals.  All expenses requiring approval hereunder must receive the prior written approval of Mr. Roberto Chapur or Mr. Rodrigo Chapur, or such other person as shall be designated from time to time, in writing, by Mr. Roberto Chapur.

11.  INDEPENDENT CONTRACTOR. Both PR and Southwest agree that Southwest will act strictly as an independent contractor in the performance of its duties under this Agreement.  Accordingly, Southwest will be responsible for payment of all taxes including federal, state and local taxes arising out of Southwest’s activities in accordance with this Agreement, including by way of illustration but not by limitation, federal and state income tax, social security tax, unemployment insurance taxes, and any other taxes or gaming or business license fees as may be required.

12.  NO PARTNERSHIP, NO THIRD PARTY BENEFICIARIES.  Nothing in this Agreement may be deemed as creating a partnership, joint venture or similar business relationship between Southwest and PR.  Nothing in this Agreement may be construed to create any contract right on the part of any third party or any duty or obligation to such third party on the part of Southwest or PR whatsoever.

13.  CONFIDENTIAL INFORMATION. Each Party agrees that any information received by it or any agent, representative, officer, director, partner, shareholder, member, employee, affiliate, consultant or other professional retained by it (“Representatives”), concerning the other party during the performance of this Agreement, regarding the other parties’ organization, financial matters, marketing plans, or other information of a proprietary, confidential or personal nature, will be treated by such party as “Confidential Information”  The Confidential Information may not be disclosed at any time to the public or to any third party.  During the Term of this Agreement and from and after the date on which this Agreement is terminated, each party agrees to, and agrees that its Representatives will, keep confidential and refrain from using, divulging, disclosing or making available or assessable to any person, employer or other entity or to use, or permit the use of, for its own benefit or for the benefit of others, at any time, any or all of the Confidential Information.  In the event that a party or any of its Representatives becomes legally compelled to disclose any Confidential Information, such party agrees to provide the other party with prompt written notice so that the such party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  In the event that such a protective order or other remedy is not timely obtained, or that the party owning the Confidential Information waives compliance in writing with the provisions of this Agreement, the other party shall furnish only that portion of the Confidential Information which the disclosing party’s counsel advises in writing is legally required, and shall exercise its best efforts to obtain reliable assurances that the Confidential Information so furnished shall be afforded confidential treatment.  Each party (on its own behalf and on behalf of its Representatives) acknowledges that a breach by it or its Representatives of the terms of this Section would cause irreparable and irremediable injury or harm to the other party and its shareholders, affiliates, directors, officers, members, employees and clients, the damages for which would be difficult if not impossible to calculate or determine.  Accordingly, each party (on its own behalf and on behalf of its Representatives) acknowledges and agrees that upon the occasion of its or its Representatives breach hereunder, the other party shall be entitled to specific performance of the covenants of this Agreement, including temporary or permanent injunctive relief to the extent permissible, in addition to such other equitable and legal remedies as may be available under the circumstances.  In addition, PR acknowledges and agrees that Southwest is a public company that is required to file periodic reports and other information with United States Securities and Exchange Commission and provide public information in accordance with the rules and regulations of the Securities and Exchange Commission.  Nothing in this Agreement limits the ability of Southwest to make such filings and announcements as Southwest reasonably determines, in its sole discretion, are required or advisable under applicable securities laws.  This provision will survive the termination of this Agreement.

14.  TERMINATION AND DEFAULT.

14.1        Involuntary Termination Due to Changes in or Compliance with Applicable Laws.  It is the understanding of the parties that the operation of the Casino will comply with all applicable laws. If this Agreement or the Casino is determined by a court of competent jurisdiction no longer to be lawful, the obligations of the parties will immediately cease and this Agreement will be null and void.  In the event that Southwest determines the Casino or its operations may not comply with rules, regulations or laws applicable to the Casino, PR or Southwest, Southwest may terminate this Agreement.

14.2        Events of Default.

14.2.A    Any one or more of the following will constitute an event of default as that term is used in this Agreement:

(i)            Upon a default in the payment of any amount due under this Agreement if such default continues for more than ten (10) days after the due date thereof; or

(ii)           Upon any material default in the observance or performance of any covenant, condition, or agreement by either party and such default has continued for more than thirty (30) days after receipt of written notice to cure the default; or

(iii)         Upon any breach by Southwest of any of its representations or warranties provided herein and such breach has not been cured within thirty (30) days after delivery of written notice to cure the breach; or

(iv)          If either party shall become insolvent, or shall make a transfer for the benefit of its creditors; or

(v)            If either party shall file a petition under any section or chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of any governmental authority, or either party is adjudged bankrupt or insolvent in proceedings filed against such party thereunder; or

(vi)          If a receiver or trustee shall be appointed for a party or for all or substantially all of its assets, and such appointment is not vacated or otherwise caused to be set aside within ninety (90) days from the occurrence thereof; or

(vii)         Southwest shall lose any license that it holds or is required to hold to perform its services hereunder; or

(viii)        By PR, in accordance with Section 8.5 hereof; or

(ix)          in the event the real property upon which the Casino is built is taken by condemnation at any time during the term hereof, PR may terminate this Agreement. .

14.3        Termination.

14.3.A    After the end of the second full year of Casino Operations, PR may terminate this Agreement at the end of any full year of operation of the Casino if Net Casino Revenues during that year are more than thirty percent (30%) lower than the Net Casino Revenues stated in the Annual Budget of the Casino for that year.  Such termination shall be effective ninety (90) days after delivery of written notice of termination to Southwest.

14.3.B    After the end of each successive six (6) month period of Casino Operations, PR may terminate this Agreement by notice to Southwest if the average Casino win percentage for the games twenty-one (blackjack), craps, roulette and baccarat during such six (6) month period is 25 percent or more below the average win percentages for twenty-one of 11.41%, craps of 13.35%, roulette of 17.94% and baccarat of 12.46% (as reported by the Nevada State Gaming Control Board for the Clark County Las Vegas Strip Area during period April 1, 2007 to March 31, 2008) (each, the “Las Vegas %”).  For purposes of clarification, the Las Vegas %s used herein will be changed annually, unless such percentages are changed and available every six (6) months from the Nevada State Gaming Board for the Clark County Las Vegas Strip Area, in which event such Las Vegas %s shall be changed hereunder every six (6) months.  For purposes of determining whether the average Casino win percentage is 25% or more below the Las Vegas %, actual Casino drop (cash in the table drop box plus any credit issued) for each of twenty-one, craps, roulette and baccarat will be multiplied by the Las Vegas % applicable to each game to determine the theoretical win for that game.  The theoretical win for the four games will then be totaled to determine the aggregate theoretical win.  The aggregate theoretical win will then be compared to the actual Casino win (drops minus fills, plus credits, plus the net change between the opening and closing value of the dealer’s tray) for twenty-one, craps, roulette and baccarat.

14.3.C    The non-defaulting party may terminate this Agreement immediately upon an Event of Default (as defined in Section 14.2) by the other party.

14.4        Rights on Termination.  If PR exercises its right to terminate this Agreement, PR will pay Southwest all fees due Southwest under this Agreement to the date of termination and reimburse all expenses incurred by Southwest in accordance with this Agreement up to the date this Agreement terminates as determined under Section 14.3 (the “Early Termination Date”).  PR will pay all such fees on or before the Early Termination Date and reimburse all such expenses no later than fifteen (15) days after the later of (a) the Early Termination Date; or (b) the date Southwest submits expenses for reimbursement in accordance with this Agreement.

15.  FORCE MAJEURE.  All obligations set forth in this Agreement will be subject to impossibility of performance as a consequence of any strike, lock-out, fire, destruction, acts of God, restrictions of any governmental authority, civil commotion, unavoidable casualty or other cause beyond the control of either party (including, but not limited to, material damage by hurricane), and neither party shall be deemed to be in default hereunder if such performance is delayed as a result of such impossibility and any corresponding payment obligations arising during the suspended period shall be waived; provided, however, that if such suspended performance cannot be performed within nine (9) months as a result of such impossibility, PR may terminate this Agreement, at its option, by thirty (30) days prior notice to Southwest.

16.  SEVERABILITY.  To the extent any provision of this Agreement is found invalid or unenforceable, it will be considered deleted from this Agreement and the remainder of that provision and this Agreement will be unaffected and will continue in full force and effect.

17.  GOVERNING LAW.  The parties acknowledge and agree to comply with applicable governmental law in connection with the development and operation of the Casino.  The terms of this Agreement shall be governed and construed under the laws of the State of New York without regard to principles of conflicts of law.  If an inconsistency or conflict between the terms of this provision and any other provision in any document made a part of this transaction occurs, the terms of this provision will control and prevail.

18.  NOTICES.  Any notice required to be given under this Agreement will be delivered by hand, by nationally recognized overnight courier, or by certified mail, return receipt requested, addressed as follows:

to PR at:

Operadora Dominicana Macao, S.A.

c/o PALACE RESORTS

8725 NW 18TH Terrace Suite 301

Miami, Florida 33172
Attention:  Lourdes Rodriguez
Fax. No.:  (305) 416-6567

Email:  lrodriguez@palaceresorts.com

With a copy to:

Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, New York  10178-0061
Attention:  William L. Bricker, Jr.
Fax No.: (212) 697-1559
Email:  wbricker@curtis.com

to Southwest at:

Southwest Casino Corporation

2001 Killebrew Drive, Suite 350

Minneapolis, Minnesota 55425

Attention: Thomas E. Fox, President
Fax. No.: 952-853-9991
Email: tefox@swcasino.com

With a copy to:

Southwest Casino Corporation
2001 Killebrew Drive, Suite 350
Minneapolis, MN 55425
Attention: General Counsel
Fax. No.: 952-853-9991

Email: tsnook@swcasino.com

The above addresses may be changed at any time by written notice to the other party.

19.  ASSIGNMENTS.  This Agreement is for personal services and specialized experience and expertise of Southwest and may not be assigned by either party without the written consent of the other party; provided, however, that PR may assign this Agreement to an affiliate who is the assignee of the resort and the Casino.

20.  ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties on the subject matters stated in this Agreement, and neither party is relying on any statements, representations or promises made by another (whether or not a party hereto) that are not in this document.  This document will be deemed drafted by both parties and will not be construed against any party by virtue of such draftsmanship.

21.  NATURE OF SERVICES AND RECOMMENDATIONS.  Southwest will use commercially reasonable efforts when providing its services and recommendations under this agreement.  Southwest and PR agree that the nature of the services and recommendations that Southwest will provide under this agreement require Southwest to apply its experience and expertise on behalf of PR and the Casino, which requires the application of considerable judgment and the making of assumptions, all of which may prove inaccurate.  PR and Southwest acknowledge and agree that in providing consulting, advisory and management services under this Agreement, Southwest is not guaranteeing the success of the Casino and nothing in this Agreement can be construed as an assurance or guarantee of any operating result or level of performance of the Casino.  Southwest does not guarantee any level of performance or profitability, including without limitation revenue, profits, net income, cash flow or customer levels at the Casino.  Except as set forth in Section 22, in no event will Southwest be liable, for any payment to PR in excess of the fees actually paid to Southwest by PR nor will Southwest be liable to PR, whether in contract, warranty, tort or otherwise for any special, indirect, incidental or consequential damages of any kind or nature whatsoever.

22.  INDEMNITY.  (a)         Southwest hereby indemnifies and holds PR, any of its shareholders, members, directors, managers, officers, employees, affiliates, agents and representatives (collectively, the “Indemnified Parties”) harmless from and against any and all judgments, damages, liabilities, losses, penalties, excise taxes, fines, fees, costs, expenses (including, but not limited to fees and expenses of attorneys and other professionals) and awards finally determined to be due and owing, and amounts actually paid in settlement by PR, directly or indirectly, arising out of or related to the bad faith, willful misconduct, willful negligence or fraud of Southwest, its shareholders, members, directors, managers, officers, employees, affiliates, contractors or subcontractors, agents or representatives in carrying out or failing to carry out its duties, obligations and liabilities under the Agreement.  Any amounts not paid within five (5) days of submission of a claim therefore by PR shall reduce any amount due to Southwest hereunder.

22.1.A    Notice of Third Party Claim.  PR shall promptly notify Southwest (the “Indemnifying Party”) in writing within fifteen (15) days of notice of any pending or threatened claim or demand asserted by a third party which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (“Third Party Claims”) against the Indemnified Party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 22 except to the extent the Indemnifying Party is materially prejudiced by such failure.  Subject to the Indemnifying Party’s right to defend in good faith Third Party Claims as hereinafter provided, the Indemnifying Party shall satisfy or contest its obligations under this Section 22 within fifteen (15) days after the receipt of written notice thereof from the Indemnified Party.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any losses that may result from a Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnified Party may participate in such defense and retain separate counsel at its own cost and expense, without prejudice to the rights of the parties to control the defense of their respective interests.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified

Party (which consent shall not be unreasonably withheld); provided, however that any such settlement shall in all cases release the Indemnified Party from all liability with respect thereto.

22.1.B    Claims between PR and Southwest.  PR and Southwest shall attempt to resolve between themselves any claims for indemnification hereunder not a result of a Third Party Claim.  The notification provisions of Section 22.1A shall also apply to claims between PR and Southwest.

22.1.C    Survival.  This indemnity shall survive the termination of this Agreement.

23.  AMENDMENTS.  This Agreement may only be amended in a writing signed by both parties.

24.  USE OF INFORMATION AND MATERIALS.  This Agreement will not be construed as granting any rights or interest to PR with respect to the equipment of Southwest or to the use of any of the proprietary marks of Southwest without the prior written approval of Southwest.  However, project deliverables and all other materials provided to PR as part of Southwest’s duties under this Agreement will become the property of PR.  Information contained in any operations, personnel, marketing, internal controls and other manuals, as well as operating procedures which will be developed and utilized by Southwest for PR are the property of PR.

Southwest agrees that this Agreement will not be construed as granting Southwest any rights or interest of whatever nature in or to PR’s proprietary information and materials provided to Southwest in the course of this Agreement, nor to any service marks, trademarks or other intellectual property owned or licensed by PR and used in the operation of the Casino.  Southwest agrees that all such information is the sole and exclusive property of PR, and Southwest will not utilize such information, nor reproduce it for use by others, nor provide it to any other person, corporation, or business entity of whatever kind without the express written consent of PR.

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Signatures on next page.

IN WITNESS WHEREOF, Southwest and PR have executed this Agreement as of the date first stated above.

SOUTHWEST CASINO CORPORATION

By:
Name:
Title:

OPERADORA DOMINICANA MACAO, S.A.

By:
Name:
Title: